Exhibit 1(d)

                          CALIFORNIA TAX FREE PORTFOLIO
                        AMENDMENT TO DECLARATION OF TRUST
                                February 22, 1993

The undersigned, being at least a majority of the Trustees of the Portfolio, acting pursuant to Section 10.4 of ARTICLE X of the Declaration of Trust, do hereby:

     Change and amend Section 3.11 of ARTICLE III of the Declaration of Trust to read as follows:

     " 3.11. Further Powers. The Trustees shall have power to conduct the business of the Trust and carry on its operations in any and all of its branches and maintain offices, whether within or without the State of New York, in any and all states of the United States of America, in the District of Columbia, and in any and all commonwealths, territories, dependencies, colonies, possessions, agencies or instrumentalities of the United States and of foreign governments, and to do all such other things and execute all such instruments as they deem necessary, proper, appropriate or desirable in order to promote the interests of the Trust although such things are not herein specifically mentioned. The Trustees shall have full power and authority, in the name and on behalf of the Trust to engage in and to prosecute, defend, compromise, settle, abandon, or adjust by arbitration or otherwise, any actions, suits, proceedings, disputes, claims and demands relating to this Trust, and out of the assets of the Trust to pay or to satisfy any liabilities, losses, debts, claims or expenses (including without limitation attorneys' fees) incurred in connection therewith, including those of litigation, and such power shall include without limitation the power of the Trustees or any committee thereof, in the exercise of their or its good faith business judgment, to dismiss or terminate any action, suit, proceeding, dispute, claim or demand, derivative or otherwise, brought by any person, including a Holder in its own name or in the name of the Trust, whether or not the Trust or any of the Trustees may be named individually therein or the subject matter arises by reason of business for or on behalf of the Trust. Any determination as to what is in the interests of the Trust which is made by the Trustees in good faith shall be conclusive. In construing the provisions of this Declaration, the presumption shall be in favor of a grant of power to the Trustees. The Trustees shall not be required to obtain any court order in order to deal with Trust Property."

     Further, the undersigned do hereby declare and find that the foregoing change and amendment is necessary and appropriate and does not have a materially adverse effect on the financial interest of the Holders of the Portfolio. Said Amendment shall take effect on the date set forth above.

                                             /s/  Norton H. Reamer
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     James G. Baur                                Norton H. Reamer

/s/  Donald R. Dwight                         /s/  John L. Thorndike
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     Donald R. Dwight                              John L. Thorndike

/s/  James B. Hawkes                         /s/  Jack L. Treynor
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     James B. Hawkes                              Jack L. Treynor

/s/  Samuel L. Hayes, III
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     Samuel L. Hayes, III